LEASE AGREEMENT











                             TABLE OF CONTENTS


                                                             Page

ARTICLE 1 PREMISES; TERM.......................................1
ARTICLE 2 RENT.................................................2
ARTICLE 3 PAYMENT OF TAXES, ASSESSMENTS, ETC...................3
ARTICLE 4 INSURANCE............................................5
ARTICLE 5 PARTY'S RIGHT TO PERFORM THE OTHER'S COVENANTS.......7
ARTICLE 6 COVENANTS AGAINST WASTE AND TO REPAIR AND
          MAINTAIN THE PREMISES................................8
ARTICLE 7 COMPLIANCE WITH ORDERS, ORDINANCES, ETC..............9
ARTICLE 8 DAMAGE TO OR DESTRUCTION OF THE BUILDING
          OR THE FIXTURES AND EQUIPMENT.......................10
ARTICLE 9 CONDEMNATION........................................12
ARTICLE 10 CHANGES AND ALTERATIONS............................13
ARTICLE 11 ASSIGNMENT AND SUBLETTING..........................14
ARTICLE 12 MECHANICS' LIENS...................................15
ARTICLE 13 LAWFUL USE; SURRENDER OF THE PREMISES;
           INSPECTION OF THE PREMISES.........................15
ARTICLE 14 LEASEHOLD MORTGAGE.................................16
ARTICLE 15 DEFAULT PROVISIONS.................................20
ARTICLE 16 LANDLORD'S REPRESENTATIONS AND WARRANTIES..........22
ARTICLE 17 LANDLORD'S COVENANTS...............................25
ARTICLE 18 LANDLORD'S DEFAULT.................................27
ARTICLE 19 INDEMNIFICATION....................................29

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ARTICLE 20 ARBITRATION AND APPRAISAL..........................29
ARTICLE 21 LATE CHARGE; REMEDIES..............................31
ARTICLE 22 CERTIFICATES OF LANDLORD AND TENANT................31
ARTICLE 23 NOTICES............................................32
ARTICLE 24 USE; QUIET ENJOYMENT...............................32
ARTICLE 25 INVALIDITY OF PARTICULAR PROVISIONS; MERGER........33
ARTICLE 26 TENANT'S ADDITIONAL COVENANTS......................33
ARTICLE 27 REPRESENTATIONS, WARRANTIES AND COVENANTS TO
           BIND AND BENEFIT THE RESPECTIVE PARTIES............34
ARTICLE 28 LEASE MEMORANDUM...................................34
ARTICLE 29 CONDITION OF PREMISES..............................34
ARTICLE 30 TENANT'S REPRESENTATIONS AND WARRANTIES............36
ARTICLE 31 CERTAIN DEFINITIONS................................37

                                 -ii-

     THIS LEASE AGREEMENT (this "Lease") dated as of November 30, 1993 by and between Heritage Associates Limited Partnership, a Maryland limited partnership, having an address at 515 Fairmount Avenue, Suite 800, Towson, Maryland 21286 ("Landlord"), and MHC Acquisition Corporation, hereafter to be known as Meridian Healthcare, Inc., a Pennsylvania corporation, having an address at 148 State Street, Kennett Square, Pennsylvania 19348 ("Tenant").

                          W I T N E S S E T H:

     In consideration of the mutual covenants and conditions set forth herein, the parties hereto intending to be legally bound, hereby agree as follows:

                               ARTICLE 1

                             PREMISES; TERM

     Section 1.01 Landlord hereby demises and leases to Tenant, and Tenant hereby hires and takes from Landlord, the real property (the "Land") situate in the County of Baltimore, State of Maryland, more particularly bounded and described in Exhibit "A", together with all right, title and interest of Landlord in and to any land lying in the beds of any streets, avenues, alleys or passages, open or proposed, bounding or abutting the Land, any drainage rights appurtenant to the Land, together with all right, title and interest, if any, of Landlord, in and to any easements, servitudes, or rights of way appurtenant to or benefitting the Land;

     TOGETHER with the Building constructed thereon and all Fixtures and Equipment therein (each as defined in Section 31.01); the Land, the Building and the Fixtures and Equipment being collectively called the "Premises"; the Premises being operated by Landlord as a long term care facility commonly known as Heritage Nursing Home, located at 7232 German Hill Road, Dundalk, Maryland, 21222;

     TOGETHER with all furniture, equipment, supplies and inventory of any kind or nature whatsoever related to the operation of the Premises which are owned by Landlord on the date hereof;

     TOGETHER with the exclusive right to use the name "Meridian Nursing Center - Heritage" and all variations thereof during the term of this Lease.

     Section 1.02 The term of this Lease (the "Initial Term") shall commence on the date hereof (the "Commencement Date") and shall end on the last day of the calendar month during which the tenth anniversary of the Commencement Date occurs.

     Section 1.03 Tenant shall have the option to renew this Lease for one five (5) year term (the "Renewal Term") provided that Tenant shall give Landlord notice of intent to renew at least twelve (12) months prior to the expiration of the Initial Term and that Tenant shall not be in default beyond any applicable notice and cure periods hereunder. The Renewal Term shall begin on the day after the Initial Term ends and shall end on the fifth anniversary of the last day of the Initial Term. The Initial Term and the Renewal Term are hereinafter collectively referred to as the "Term". The Initial Term and Renewal Term shall be extended if necessary to allow Tenant to exercise its right under the last two sentences of Paragraph 2.A. of the Purchase Option.

                                ARTICLE 2

                                  RENT

     Section 2.01. For each Lease Year (as defined in Article 31) during the Initial Term, Tenant shall pay to Landlord in lawful money of the United States of America, or by check subject to collection, at the address of Landlord specified above or at such other place as Landlord may from time to time designate, without any deduction or offset, a net annual basic rental of Seven Hundred Ninety-Five Thousand Dollars ($795,000) per year, payable in equal monthly installments of Sixty-Six Thousand Two Hundred Fifty Dollars ($66,250) each in advance beginning on the Commencement Date and continuing on the first day of each month thereafter (the "Basic Rent"). The first monthly installment of Basic Rent shall be payable in advance on the Commencement Date. If the Commencement Date falls on a day other than the first day of a calendar month, the first monthly installment of Basic Rent shall be apportioned pro rata on a per diem basis and shall be paid on the Commencement Date. For each Lease Year during the Renewal Term, if any, the Basic Rent shall be the greater of the Fair Rental Value (as defined in Article 31) or Eight Hundred Thirty-Five Thousand Dollars ($835,000) per year, payable in advance in equal monthly installments due on the first day of each calendar month during the Renewal Term.

     Section 2.02. Landlord represents to Tenant that no Fee Mortgage is in existence on the date hereof except as disclosed in Schedule 2.02. Except as set forth in Schedules 2.02 and 16.01, or as permitted by
Section 17.04, Landlord shall not encumber the Premises by mortgage, deed of trust or other means, without the prior written consent of Tenant.

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                                ARTICLE 3

                    PAYMENT OF TAXES, ASSESSMENTS, ETC.

     Section 3.01. Tenant shall pay, before any fine, penalty, interest or cost may be added thereto for the non-payment thereof, all real estate and personal property taxes, assessments, water and sewer rates and charges, any vault charges, license and permit fees and other governmental levies and charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature (collectively, "Impositions") which are imposed and become a lien upon the Premises during the Term hereof, or which become payable, during the Term of this Lease; provided, that if, by law, any Imposition is payable or at the option of the taxpayer may be paid in installments (whether or not interest shall accrue on the unpaid balance thereof), Tenant may pay the same (and any accrued interest on the unpaid balance) in installments and shall pay only such installments as may become due during the Term of this Lease as the same respectively become due and before any fine, penalty, interest or cost may be added thereto for non-payment thereof; provided, further, that any Imposition relating to a fiscal period of a taxing authority, a part of which period is included within the Term hereof and a part of which is included in a period of time before the Commencement Date or after the termination of this Lease, shall (whether or not such Imposition shall be assessed, levied, confirmed, imposed or become a lien upon the Premises, or shall become payable during the Term hereof) be appropriately pro-rated between Landlord and Tenant. Tenant shall pay such Impositions to the appropriate taxing authority and shall, upon request of Landlord, provide Landlord with evidence of payment on a timely basis.

     Section 3.02. Nothing in this Lease shall require Tenant to pay any franchise, corporate, estate, inheritance, succession, capital levy, stamp or transfer tax of Landlord, or any income, excess profits, gross receipts or revenue tax or any other tax, assessment, charge or levy upon the Basic Rent, (collectively called "Landlord's Impositions") nor shall any of Landlord's Impositions be deemed to be included within the "Impositions" required to be paid by Tenant hereunder.

     Section 3.03. Landlord shall pay all Landlord's Impositions which are or become payable during the Term of this Lease and which could, if not paid when due, become a lien on the Premises, before any fine, penalty, interest or cost may be added thereto for the non-payment thereof.

     Section 3.04. Tenant shall furnish to Landlord within thirty (30) days after the date when any Imposition is payable, official receipts of the appropriate taxing authority, or other evidence reasonably satisfactory to Landlord, evidencing the payment thereof. Landlord shall furnish to

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Tenant within thirty (30) days after the date when any Landlord Imposition is payable, official receipts of the appropriate taxing authority, or other evidence reasonably satisfactory to Tenant, evidencing the payment thereof.

     Section 3.05. Tenant and Landlord shall each have the right to contest the amount or validity, in whole or in part, of any Imposition or Landlord's Impositions by appropriate proceedings, and, notwithstanding Sections 3.01 and 3.03, Tenant may defer payment of such Imposition or Landlord may defer payment of Landlord's Impositions if prior to the due date of Landlord's Impositions or Imposition, Landlord or Tenant, whichever is contesting the Imposition or Landlord's Impositions, shall demonstrate to the other its ability to pay the amount so contested, any interest and penalties in connection therewith and any other charges which may or might be assessed against or become a charge on the Premises or any part thereof in said proceedings. Upon the termination of such proceedings, Tenant or Landlord shall pay the amount of such Imposition or Landlord's Impositions or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, interest, penalties or other liabilities in connection therewith. Landlord shall join in any such proceedings dealing with Impositions and shall cooperate in their prosecution or permit the same to be brought in its name if required by law. Landlord shall not be subjected to any liability for the payment of any costs or expenses in connection with any proceedings with respect to any Imposition unless Landlord intervenes and takes an affirmative part therein (in which event Landlord shall pay those costs and expenses incurred by Landlord) and Tenant shall indemnify and save harmless
Landlord from any such costs or expenses, except in the case of such intervention. Tenant shall be entitled to receive any refund of any such Imposition and penalties or interest thereon which have been paid by Tenant, or which have been paid by Landlord and for which Landlord has been reimbursed by Tenant. Landlord shall be entitled to receive any refund of Landlord's Impositions and any penalties or interest thereon.

     Section 3.06. Any certificate, advice or bill showing nonpayment of an Imposition or Landlord's Imposition received from the appropriate official designated by law to make or issue the same or to receive payment of any Imposition or Landlord's Imposition shall be conclusive evidence that such Imposition or Landlord's Imposition is due and unpaid at the time of the making or issuance of such certificate, advice or bill.

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                               ARTICLE 4

                               INSURANCE

     Section 4.01. A. At all times, Tenant shall, at Tenant's expense, keep the Building, Fixtures and Equipment insured for the mutual benefit of Landlord and Tenant against:

     1. loss or damage by fire, and such other risks as may be included in the standard form of extended coverage insurance from time to time available, in an amount not less than the then Full Insurable Value (as hereinafter defined) thereof;

     2. loss or damage from leakage of sprinkler systems, loss or damage by explosion of high pressure steam boilers, air conditioning equipment, pressure vessels, motors or similar apparatus now or hereafter installed in the Building in such limits with respect to any one accident as may reasonably be required by Landlord or any Fee Mortgagee from time to time; and

     3. such other hazards and in such amounts as Landlord or any Fee Mortgagee may reasonably require; provided, that such insurance is then customarily maintained in buildings of similar construction, use and class in the area in which the Premises are located.

     4. claims for bodily injury or property damage, under a policy of general public liability insurance or umbrella policy covering operations, with such limits as may reasonably be required by Landlord from time to time, but not less than One Million Dollars ($1,000,000) combined single limits in respect of injury or death and Three Hundred Thousand Dollars ($300,000) per occurrence for property damage and excess ("umbrella") liability policies with coverage of not less than Five Million Dollars ($5,000,000).

     5. business interruption due to casualty, condemnation or other interference with Tenant's ability to conduct a nursing home business on the Premises, in an amount sufficient to pay twelve (12) months' Basic Rent, Impositions, Tenant's fixed expenses, any additional rent, and all other amounts due to Landlord under this Lease during a twelve (12) month period.

     B. "Full Insurable Value" means the actual replacement cost, excluding, in the case of the Building, foundation and excavation costs, without physical depreciation and shall be determined by an architect, appraiser or appraisal company reasonably acceptable to the insurer, or by the insurer, not more frequently than annually. In the event of a dispute between Landlord and Tenant as to the limits of the insurance to be carried pursuant to paragraph A of Section 4.01, or the character of any hazard insurance required under subparagraph 1 of Section 4.03A, such dispute shall be determined by arbitration in the manner provided

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in Article 20, except that any requirements as to limits shall be deemed reasonable if the limits required do not exceed the limits then customarily maintained by prudent operators of buildings of similar construction, use and class in the area in which the Premises are located.

     C. If any existing Fee Mortgagee requires policy limits higher than those required by subsections A or B above, Tenant shall carry the required insurance at such higher limits.

     Section 4.02. All insurance provided for by Tenant under this Lease shall be effected under valid enforceable policies issued by insurers of recognized responsibility and reasonably acceptable to the other party. On or before the Commencement Date Tenant shall supply Landlord with insurance binders for the policies required pursuant to Section 4.01. Prior to the expiration date of any policy, a binder with respect to the renewal policy for such insurance shall be delivered by the Tenant as aforesaid. To the extent reasonably obtainable, all policies referred to in Section 4.01 shall contain agreements by the insurers that:

     A. any loss shall be payable to Tenant and Landlord jointly unless required, by any Fee or Leasehold Mortgage (as defined in Section 31.01 hereof) to be paid to the holder of such Fee or Leasehold Mortgage, notwithstanding any act or negligence of the other party which might otherwise result in forfeiture of said insurance,

     B. such policies shall not be canceled except upon thirty (30) days' prior written notice to each named insured and loss payee;

     C. the coverage afforded thereby shall not be affected by the performance of any work in or about the Premises; and

     D. all rights of subrogation through a party against the other shall be waived.

     Section 4.03. All policies of insurance required hereunder shall name Landlord and Tenant as the insureds as their respective interests may appear and insurance required under Section 4.01.A.1, 2 and 3 shall name the holder of any Fee or Leasehold Mortgage as a loss payee, and shall meet all other requirements of any Leasehold or Fee Mortgage having priority over the Lease. Any property loss in excess of Twenty-Five Thousand Dollars ($25,000.00) shall not be adjusted without the approval of Landlord, which approval shall not be unreasonably withheld or delayed. Any loss paid to a Fee or Leasehold Mortgagee shall be disbursed by such Fee or Leasehold Mortgagee in accordance with Article 8.

     Section 4.04. Nothing in this Article 4 shall prevent Tenant from taking out insurance of the kind and in the amounts and with companies provided for under Sections 4.01 or 4.02 under a blanket insurance policy or policies which can cover other properties owned or operated by Tenant

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(or any party controlling, controlled by, or under common control with,
Tenant) as well as the Premises; provided, that any such policies of insurance provided for under Section 4.01 shall specify therein, or Tenant shall furnish Landlord with a written statement from the insurers under such policies specifying, the amount of the total insurance allocated to the Building, Fixtures and Equipment, which amount shall be not less than the amount required by Section 4.01 to be carried.

     Section 4.05. All insurance policies shall have only such deductibles or retentions as are reasonable, prudent and customary for buildings and operations of the kind and quality of the Premises. Tenant shall bear the cost of any deductible or retention in connection with any insured loss.

                                 ARTICLE 5

               PARTY'S RIGHT TO PERFORM THE OTHER'S COVENANTS

     Section 5.01. A. If Tenant shall at any time fail in the performance of any of its obligations (1) to pay any Imposition in accordance with Article 3, (2) to take out, pay for, maintain or deliver any of the insurance policies provided for in Article 4, (3) to cause any lien of the character referred to in Article 12 to be discharged as therein provided, (4) to maintain or operate the Premises as provided in
Article 6, or (5) to perform any other act on its part to be performed under this Lease and such failure shall be continuing for a period of thirty (30) days after notice from Landlord to Tenant and shall not be in the process of being remedied as promptly as reasonably possible
(such 30 day period not to apply in emergency situations), then Landlord may at Tenant's sole cost and expense, but shall not be obligated so to do, following written notice to Tenant and without waiving or releasing Tenant from any of its obligations in this Lease contained, (a) pay any Imposition payable pursuant to Article 3, (b) take out, pay for and maintain any of the insurance policies provided for in Article 4, (c) discharge any lien of the character referred to in Article 12 as therein provided or (d) perform any other act on Tenant's part to be performed under this Lease. Tenant shall pay to Landlord any amounts expended by Landlord under this Section 5.01 on the due date of the next installment of Basic Rent.

     B. If Landlord shall at any time fail in the performance of any of its obligations (1) to pay any Landlord's Impositions in accordance with
Article 3, (2) to cause any lien of the character referred to in Article 12 to be discharged as therein provided, (3) to pay the Underlying Debt Service as and when due, or (4) to perform any other act on its part to

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be performed under this Lease and such failure shall be continuing after notice from Tenant to Landlord and shall not be in the process of being remedied as promptly as reasonably possible, then Tenant may, but shall not be obligated so to do, following written notice to Landlord and without waiving or releasing Landlord from any of its obligations in this Lease contained, (a) pay any Landlord's Impositions payable pursuant to Article 3, (b) discharge any lien of the character referred to in
Article 12 as therein provided, (c) pay any unpaid Underlying Debt Service, or (d) perform any other act on Landlord's part to be performed under this Lease, and Landlord shall promptly repay such amounts to Tenant on or before the due date of the next installment of Base Rent.

     C. All sums advanced by either party on the other's behalf shall bear interest at the rate of five percent (5%) per annum in excess of the Prime Rate, if not repaid to Landlord or Tenant on the date set forth in Section 5.01 A or B, as applicable.

     Section 5.02. All sums which may become payable to Landlord by Tenant as-provided in this Article 5 and all other charges and expenses of whatsoever nature which Tenant is required to pay pursuant to this Lease, shall be deemed additional rent hereunder payable together with and at the same time as the installment of Basic Rent next coming due under Section 2.01A, and Landlord shall have the same rights and remedies in the event of the non-payment of any such sums by Tenant as in the case of default by Tenant in the payment of the Basic Rent. If Landlord fails or refuses to pay any sum due to Tenant pursuant to this Article 5, Tenant's sole remedy shall be a lawsuit for damages in such amount, together with interest at the Prime Rate plus five percent (5%) per annum, as defined in Section 31.01.

                               ARTICLE 6

                   COVENANTS AGAINST WASTE AND TO
                  REPAIR AND MAINTAIN THE PREMISES

     Section 6.01. Tenant shall not cause or permit any waste, damage or injury to the Premises, ordinary wear and tear excepted.

     Section 6.02. Tenant shall use all reasonable efforts to keep the Premises clean and in good condition free of accumulations of dirt, rubbish, snow and ice, and shall at Tenant's sole cost and expense repair and maintain the Building and the Fixtures and Equipment and landscaping in a condition appropriate for buildings of similar construction, use and class in the area of the Premises, and in a manner reasonably consistent with the prior operating history of the Premises, including but not limited to repair of all air-conditioning units and heating units, keeping the sidewalks, driveways and parking areas free from water, snow, ice, refuse or other debris, keeping the exterior and structural portions of the Premises (including, without limitation, roofs and roof supports, gutters, downspouts, foundations and structural supports, exterior and bearing walls, structural portion of the floors,

                                  -8-

and chimneys), in good order and repair, keeping all plumbing, pipes, tubes and wiring outside of but leading to or from the buildings in good order and repair, and painting all exterior and structural portions of the Premises.

     Section 6.03. Tenant shall pay for all utility services furnished to the Premises, as and when due and payable, and shall promptly pay when due all other expenses of Tenant's operations at the Premises.

     Section 6.04. Tenant shall expend annually in its operation of the Premises a commercially reasonable amount for repair and maintenance and capital improvements to maintain the Premises as a quality nursing home facility and to avoid de-licensure or de-certification of the Premises as a 181 bed nursing home. Subject to Section 7.02, Tenant shall promptly take all measures and expend all funds necessary to correct any deficiencies and cure any problems identified by any governmental authority having jurisdiction over the Premises. Tenant shall promptly furnish to Landlord copies of all notices of pending or threatened loss of license, governmental restrictions, issuance of provisional licenses and loss of medicare or medicaid certification. Upon request by Landlord, Tenant shall also furnish to Landlord the most recent survey results, or other reports received by Tenant as a result of inspections or surveys by Medicare, Medicaid or other governmental or licensing authorities having jurisdiction over the operation of the Premises as a nursing home.

                                ARTICLE 7

                COMPLIANCE WITH ORDERS, ORDINANCES, ETC.

     Section 7.01.  Tenant shall comply in all material respects with

     A. all laws and ordinances and the orders, rules, regulations and requirements of all federal, state and municipal governments and the appropriate departments, commissions, boards, regulatory authorities and officers thereof, and the orders, rules and regulations of any Board of Fire Underwriters which has jurisdiction, or any other body exercising similar functions, which may be applicable to the Premises or to the use or manner of use of the Premises, and

     B. the requirements of all policies of public liability, fire and all other policies of insurance at any time in force with respect to the Premises as required under Sections 4.01 and 4.02, foreseen or unforeseen, ordinary as well as extraordinary.

     Section 7.02. Except as otherwise provided in Section 3.01 with respect to Impositions, Tenant shall have the right to contest by appropriate legal proceedings, in the name of Tenant or Landlord or both, without liability, cost or expense to Landlord the validity or application of any law, ordinance, order, rule, regulation or requirement

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of the nature herein referred to, and if, by the terms of any such law, ordinance, order, rule, regulation or requirement, compliance therewith pending the prosecution of any such proceeding may legally be held in abeyance without the imposition of a lien, charge or liability of any kind against the Premises or Tenant's leasehold interest therein and without subjecting Tenant or Landlord to any criminal liability of whatsoever nature for failure so to comply therewith, Tenant may postpone compliance therewith until the final determination of any proceedings; provided, that all such proceedings shall be prosecuted with due diligence and dispatch. If any lien, charge or civil liability is incurred by reason of non-compliance, Tenant may nevertheless make the contest and delay compliance as aforesaid; provided that Tenant shall demonstrate the ability to pay any loss or injury by reason of such non-compliance or delay and shall prosecute the contest with due diligence. Landlord shall execute and deliver any papers which may be necessary or proper to permit Tenant to contest the validity or application of any such law, ordinance, order, rule, regulation or requirement as hereinafter provided.

                                 ARTICLE 8

                  DAMAGE TO OR DESTRUCTION OF THE BUILDING
                      OR THE FIXTURES AND EQUIPMENT

     Section 8.01. Subject to Sections 8.03, 8.04 and the rights of the existing (as of the date hereof) Fee Mortgagee, in case of damage to or destruction of the Premises by fire or other insured casualty, Tenant shall restore, repair, replace or rebuild the Premises as nearly as may be possible to the condition, quality and class the same was in immediately prior to such damage or destruction, and Landlord agrees that all proceeds of insurance shall be paid to Tenant for such purpose. Such restoration, repairs, replacement or rebuilding shall be commenced with reasonable promptness and prosecuted with reasonable diligence. If, because of Tenant's failure to carry sufficient insurance coverage, the insurance proceeds are not adequate to restore, repair, replace or rebuild the Premises to the condition, quality and class it was in immediately prior to such damage or destruction, Tenant shall nonetheless complete such work and shall pay any amount by which the cost of restoration exceeds the insurance proceeds.

     Section 8.02. There shall be no abatement of the Basic Rent or of any additional rent payable hereunder and Tenant's obligations to pay such amounts and to perform all other covenants of this Lease shall not be abated on account of any casualty. Notwithstanding the foregoing, if due to work stoppage, material shortage, fire, storm, earthquake, riot, civil disturbance or other similar cause beyond the control of Tenant, Tenant is unable to complete restoration within twelve (12) months following a casualty, the Basic Rent and any additional rent shall be equitably abated until such restoration is complete; provided, however, that the Basic Rent shall in no event be abated to an amount less than the Underlying Debt Service.

     Section 8.03. Anything herein to the contrary notwithstanding, it is understood and agreed that if the Premises are damaged or destroyed by fire or other casualty to such an extent that the cost of restoration would exceed 25% of the amount it would cost, or it would take more than twelve (12) months, to replace the Premises in their entirety as of the time such damage or destruction takes place, as reasonably determined by an architect or engineer chosen by Tenant and reasonably acceptable to Landlord, Tenant shall have the right and option either (A) to terminate this Lease by giving Landlord notice of such election within thirty
(30) days after such architect or engineer issues the determination of restoration costs or (B) to exercise the Purchase Option (as defined in Section 31.01) within said thirty (30) day period, and Tenant shall be entitled to receive, and Landlord shall assign to Tenant all of its right, title and interest in any insurance proceeds applicable to the Premises. If Tenant exercises its Purchase Option and the insurance proceeds were applied by the Fee Mortgagee towards the Fee Mortgage, the purchase price under the Purchase Option shall be decreased by such amount. If Tenant elects to terminate this Lease, the Term of this Lease shall expire as of the date Tenant vacates the Premises but in no event later than thirty
(30) days after the date of Tenant's notice, and, subject to the rights of the Fee Mortgagee, all insurance proceeds shall be the sole property of Landlord; provided, however, Tenant shall pay to Landlord the amount of any retention or deductible, but not more than the amount which when added to the insurance proceeds is needed to restore the Premises to their condition as described in Section 8.02; and further provided, that if the insurance proceeds are not sufficient to restore the Premises to their condition immediately preceding such casualty because of Tenant's failure to carry sufficient insurance coverage, Tenant shall pay to Landlord the amount by which the proceeds are insufficient.

     Section 8.04. If any Fee Mortgagee has the right to apply the aforesaid insurance proceeds on account of the mortgage debt and does, in fact, apply, all or any portion of, such proceeds on account of the mortgage debt, Tenant shall have the right to exercise its Purchase Option or to terminate this Lease in accordance with the terms of
Section 8.03 above, which right must be exercised within thirty (30) days after Landlord notifies Tenant that the Fee Mortgagee has elected to apply the insurance proceeds to the payment of the Fee Mortgage, or Tenant may restore the Premises at Tenant's sole cost and expense. Tenant shall be entitled to any insurance proceeds not needed for the restoration and not retained by the Fee Mortgagee.

     Section 8.05. Any disputes arising under this Article 8 shall be resolved by arbitration in the manner provided in Article 20.

     Section 8.06. Notwithstanding anything in Section 8.03 to the contrary, Tenant agrees to postpone the effective date of any termination under Clause (A) of Section 8.03 to such time as will maximize recovery of business interruption insurance proceeds; provided, however, that Tenant shall not be obligated to pay Landlord any amounts due under this Lease which exceed such insurance proceeds.

                                ARTICLE 9

                              CONDEMNATION

     Section 9.01. If there shall be a total taking or a Constructive Total Taking (as hereinafter defined) of the fee title to the Premises for a public or quasi-public use by condemnation proceedings, deed in lieu of condemnation or by any right of eminent domain, this Lease shall terminate on the date of such taking and the Basic Rent and other charges payable by Tenant hereunder shall be apportioned and paid to the date of such taking, and any award for such taking shall be the sole property of Landlord. Notwithstanding the foregoing, Tenant shall have the right, but not the obligation to exercise its Purchase Option and to receive an assignment of all of Landlord's right, title and interest to any award for such taking or a credit against the purchase price in the amount of such award. "Constructive Total Taking" means a taking of such scope that the portion of the Premises remaining after the taking is insufficient, in Tenant's reasonable opinion, for the conduct of its business.

     Section 9.02. In the event of a taking less than a total taking or Constructive Total Taking (a "Partial Taking"), this Lease shall not terminate or be affected in any way, except as provided in Section 9.03, and all the proceeds or awards with respect to such Partial Taking ("Condemnation Proceeds") shall be paid as follows:

     A. First, to any Fee Mortgagee, then to any Leasehold Mortgagee, to the extent such Fee or Leasehold Mortgagee has the right to and elects to apply such Condemnation Proceeds on account of the applicable mortgage debt.

     B. Subject to the rights of the Fee Mortgagee, any Condemnation Proceeds not so applied by any Fee or Leasehold Mortgagee shall be released to the Tenant for the restoration of the Premises. In such event Tenant shall proceed with due diligence to restore, repair, replace or rebuild the remaining part of the Premises to substantially its former condition. Tenant shall not be required to expend any sums in excess of the Condemnation Proceeds. Tenant shall not be required to commence restoration of the Premises until Tenant has received the Condemnation Proceeds or the Fee Mortgagee has received the Condemnation Proceeds and has agreed to make them available as and when needed by Tenant.

     Section 9.03. In the event of a Partial Taking, this Lease shall terminate only as to the portion of the Premises so taken and from and after the date of such taking a just proportion of the Basic Rent and additional rent, shall abate for the remainder of the Term of this Lease; provided, however, that there shall be no abatement for any Partial Taking that does not limit Tenant's ability to operate the same number of nursing home beds and ancillary business operations as were licensed and conducted at the Premises immediately prior to the taking. If Landlord and Tenant cannot agree on the amount of such abatement of rent, such dispute shall be determined by arbitration as provided in
Article 20.

     Section 9.04.  Tenant and the holder of any Fee or Leasehold
Mortgage shall have the right to participate in any condemnation proceeding for the purpose of protecting their respective rights hereunder.

                               ARTICLE 10

                        CHANGES AND ALTERATIONS

     Section 10.01. Tenant shall have the right, at any time and from time to time, without the consent of Landlord, to make alterations, improvements, additions, changes or repairs which are nonstructural and which do not affect any of the building systems, provided the total cost of such improvements shall be less than $100,000.00. Tenant shall have the right, at any time and from time to time, to make other changes and alterations, structural or otherwise, to the Premises as Tenant shall deem necessary or desirable so long as Landlord's and the existing (as of the date hereof) Fee Mortgagee's consent is first obtained, which consent shall not be unreasonably withheld or delayed. (All improvements described in this Section 10.01 are hereinafter referred to as "Changes or Alterations"). Changes or Alterations shall comply with the following conditions:

     A. no Changes or Alterations shall be undertaken until Tenant shall have procured and paid for, so far as the same may be required from time to time, all municipal and other governmental permits and authorizations of the various municipal departments and governmental subdivisions having jurisdiction, and Landlord shall join in the application for such permits or authorizations whenever such action is necessary;

     B. all Changes and Alterations shall be of such a character that, when completed, (1) the value of the Premises shall be not less than the value of the Premises immediately before any such Changes and Alterations, and (2) the right and ability to operate on the Premises at least the same number of nursing home beds as were licensed for the Premises immediately prior to the making of such improvements shall not be diminished;

     C. all work shall be done in a good and workmanlike manner and in compliance with applicable building and zoning laws and with all other applicable laws, ordinances, orders and requirements of all federal, state and municipal governments and the appropriate departments, commissions, boards, regulatory authorities and officers thereof; Tenant shall pay the cost of any work in cash or its equivalent, so that the Premises shall at all times be free of liens for labor and materials supplied or claimed to have been supplied; and all work shall be prosecuted with reasonable dispatch, unavoidable delays excepted; and

     D. workmen's compensation insurance covering all persons employed in connection therewith and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant or the Premises and general liability and property damage insurance (including, without limitation, insurance commonly referred to as "builder's risk" insurance if applicable) any of which may be effected by endorsement on the insurance required to be carried pursuant to Article 4 for the mutual benefit of Landlord and Tenant with limits of not less than those required to be carried pursuant to Article 4 shall be maintained by Tenant at all times when any work is in process.

                                ARTICLE 11

ASSIGNMENT AND SUBLETTING

     Section 11.01. Tenant shall have the right without Landlord's consent to assign this Lease or sublet the Premises or merge, consolidate or enter into an asset sale or a stock exchange, or suffer its stock to be sold to any other person or entity without Landlord's prior written consent as long as each of the following shall be true:
(a) Tenant and Guarantor (as defined in Section 31.01) shall remain liable to Landlord for the payment and performance of all obligations of any subtenant, successor or assignee as tenant hereunder, (b) such subtenant, successor or assignee shall expressly agree to be bound by all terms of this Lease, and (c) the manager/operator of the Premises shall be an experienced operator of nursing homes. Notwithstanding the foregoing, Tenant may not assign this Lease, sublet the Premises, or merge, consolidate or enter into an asset sale or a stock exchange, except to or with a wholly-owned subsidiary of Genesis Health Ventures, Inc., without the prior written consent of any existing (as of the date hereof) Fee Mortgagee (or bond Issuer if the Fee Mortgage was funded by bond proceeds), to the extent the loan (or bond) documents require the Fee Mortgagee's (or the Issuer's consent to any lease, sublease, assignment, merger, consolidation, stock exchange, or change in principal user of the Premises, consent not to be unreasonably withheld or delayed; provided, however, that this sentence shall not apply in the event of any transaction involving the sale of all or substantially all of the assets of Genesis Health Ventures, Inc.

                               ARTICLE 12

                            MECHANICS' LIENS

     Section 12.01. Neither Landlord nor Tenant shall suffer or permit any mechanics' liens to be filed against the Premises, nor against Tenant's leasehold estate hereunder, by reason of work, labor, services or materials supplied or claimed to have been supplied to it or anyone holding any interest in the Premises or any part thereof through or under it. If any such mechanic's lien shall at any time be filed against the Premises, the responsible party shall, within thirty (30) days after notice of the filing thereof, cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If the responsible party shall fail to cause such lien to be discharged within the period aforesaid, then the other party may discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event the other party shall be entitled, if it so elects, to compel the prosecution of an action on account of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowance. Nothing in this Lease contained shall be deemed or construed in any way as constituting the consent or request of Landlord or Tenant, express or implied by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Premises or any part thereof, nor as giving either
Landlord or Tenant a right, power or authority to contract for or permit rendering of any services or the furnishing of any materials that would give rise to the filing of any mechanic's lien against any interest in the Premises.

                               ARTICLE 13

                LAWFUL USE; SURRENDER OF THE PREMISES;
                      INSPECTION OF THE PREMISES

     Section 13.01. Unless Tenant shall have exercised its Purchase Option hereunder, upon the termination of this Lease, Tenant shall surrender to Landlord the Premises and any inventory on hand on the termination date in good order and repair, reasonable wear and tear and damage by casualty or condemnation excepted, and also except as Tenant may have been prevented from maintaining the Premises in good order and repair by occupation thereof by any entity having the power of eminent domain which shall have taken the temporary use thereof and shall then be in possession thereof. Any Fixtures and/or Equipment placed on the Premises by Tenant in replacement of Fixtures and/or Equipment which become unserviceable during the Term of this Lease shall be the property of Landlord and Tenant shall take whatever action may be necessary to confirm Landlord's title to, or to transfer to Landlord title to, any such Fixtures and/or Equipment, free and clear of any and all liens and encumbrances.

     Section 13.02. Tenant shall permit Landlord and the holder of any Leasehold Mortgage or Fee Mortgage and their respective authorized representatives to enter the Premises at all reasonable times during usual business hours upon reasonable advance written notice for the purpose of inspecting the same.

     Section 13.03. Tenant acknowledges and agrees that this Lease is intended to be a lease of real estate and of the right to operate Landlord's nursing home beds only during the Term of this Lease, that it is not intended to convey to Tenant the Landlord's ownership of the right to operate the nursing home beds, and that the rent reserved in this Lease is not adequate consideration for Landlord to transfer ownership of the right to operate the beds. The Tenant's license to operate the beds is intended solely to comply with applicable regulatory requirements and not to evidence any ownership in Tenant of the right to operate the beds. Tenant shall not re-locate, nor seek permission from any governmental authority to re-locate the beds to any location other than the Premises. Unless Tenant shall have exercised the Purchase Option, then at the termination or expiration of this Lease (for any reason whatsoever), Tenant shall immediately surrender its license to operate the beds and Landlord shall have the sole and absolute right as between Landlord and Tenant to operate the beds and to be licensed to do so, and Tenant will have no right whatsoever to do so. Tenant will execute any and all documents and will cooperate in any and all applications or filings required by any governmental authority (a) to confirm at any time Landlord's ownership of the right to operate the beds, and (b) after termination or expiration of the Lease without exercise of the Purchase Option, to assist in the issuance to Landlord of a license to operate the beds. Tenant hereby grants to Landlord a power-of-attorney to execute on behalf of Tenant, and in its place and stead, with the same legal effect as if Tenant had executed the same, any and all documents, applications and filings referred to in the previous sentence; this power-of-attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.

                                ARTICLE 14

                            LEASEHOLD MORTGAGE

Section 14.01. 	Without the prior consent of Landlord, Tenant shall
have the right to mortgage this Lease and the leasehold estate hereby created. The following provisions shall apply with respect to any Leasehold Mortgage:

     A. Upon the request of any Leasehold Mortgagee, Landlord will enter into a separate agreement with such Leasehold Mortgagee, incorporating the provisions of this Section 14.01.

     B. If a default described in Article 15 shall occur, written notice to that effect shall be sent by Landlord to each Leasehold Mortgagee, and Landlord shall take no action with respect to such default provided that:

     (1) If such default shall be a default in the payment of any Basic Rent or additional rent or any other sum due hereunder, such Leasehold Mortgagee shall remedy such default not later than thirty
(30) days after the receipt of such notice, and shall thereafter pay all Basic Rent, additional rent and other sums due under this Lease currently as the same become due; or

     (2) If such default shall be a default in observing or performing any other covenant or condition to be observed or performed by Tenant hereunder, such Leasehold Mortgagee shall remedy such default not later than sixty (60) days after the receipt of such notice, provided that in the case of a default which cannot with diligence be remedied, or the remedy of which cannot be commenced, within such period of sixty (60) days, such Leasehold Mortgagee shall have such additional period as may be necessary to remedy such default with diligence and continuity; or

     (3) If such default shall be a default which can only be remedied by such Leasehold Mortgagee upon obtaining possession of the Premises
(and payment of Basic Rent or- any sum of money due under this Lease shall not fall into this category of defaults), such Leasehold Mortgagee shall seek to obtain such possession with diligence and continuity, through a receiver or otherwise, and shall remedy such default within thirty (30) days after obtaining such possession, provided that in the case of a default which cannot with diligence be remedied, or the remedy of which cannot be commenced, within such period of thirty (30) days, such Leasehold Mortgagee shall have such additional period as may be necessary to remedy such default with diligence and continuity. If a default is of such a nature that it is impossible to remedy, even with diligence and continuity and regardless of the amount of time provided for such purpose, then such default shall be deemed waived by the Landlord; provided that the Leasehold Mortgagee elects to enter into a new lease as hereinafter provided, effective as of the date of the default, and all Basic Rent and any other sums due to Landlord under this Lease are current in all respects.

     (4) If any Leasehold Mortgagee fails to undertake such payment or performance or undertakes, but does not continue, such payment or performance, Landlord shall have the right to exercise all remedies provided in this Lease for a default by Tenant.

     (5) Notwithstanding anything in this Article 14 to the contrary, if the default shall be under subsection 15.01 E, the Leasehold Mortgagee shall obtain such approvals and licenses as shall enable the Premises to be operated as a 181 bed nursing home within the time required by applicable law, but no less than 30 days, or all rights of the Leasehold Mortgagee under this Section 14 shall terminate.

     C. In the event that Tenant shall default under any of the provisions of this Lease, the Leasehold Mortgagee, without prejudice to its rights against Tenant, shall have the right to cure such default within the applicable grace periods provided for in the preceding sections whether the same consists of the failure to pay any sum due under this Lease or the failure to perform any other matter or thing which Tenant is hereby required to do or perform, and Landlord shall accept such performance on the part of the Leasehold Mortgagee as though the same had been done or performed by Tenant. For such purpose Landlord and Tenant hereby authorize the Leasehold Mortgagee to enter upon the Premises and to exercise any of the Tenant's rights and powers under this Lease. Upon compliance with the foregoing, any notice of Landlord advising of any such default shall be deemed rescinded and this Lease shall continue in full force and effect.

     D. If any Leasehold Mortgagee or a person designated by such Leasehold Mortgagee (a "Designee") shall either become the owner of the interest of Tenant hereunder upon the exercise of any remedy provided for in the Leasehold Mortgage, or shall enter into a new lease with Landlord as provided in Subsection E below, such Leasehold Mortgagee or other person shall not have the right to change the use of the Premises, and shall not take any action which would adversely affect the right and ability to operate upon the Premises at least the same number of nursing home beds as were licensed to be operated upon the Premises immediately prior to the Tenant's default, and shall be a qualified operator of nursing homes.

     E. If this Lease shall terminate for any reason or be rejected or disaffirmed pursuant to any bankruptcy law or any other law affecting creditors' rights, any Leasehold Mortgagee, or its Designee shall have the right, exercisable by written notice to Landlord within ninety (90) days after such Leasehold Mortgagee's receipt of notice of such termination, rejection or disaffirmation, to enter into a new lease of the Premises with Landlord. The term of said new lease shall begin on the date of the termination of this Lease and shall continue for the remainder of the Term hereof. Such new lease shall otherwise contain the same terms, conditions and options as those set forth herein including the right to operate Landlord's nursing home beds and to obtain a license to operate such beds (subject to the restrictions described in Section 13.03), except for requirements that have already expired or been performed, provided that such Leasehold Mortgagee or Designee shall have remedied all defaults on the part of Tenant hereunder which are susceptible of being remedied by the payment of money, and provided further that such new lease shall require the tenant thereunder promptly to commence, and expeditiously to continue, to remedy all other defaults on the part of Tenant hereunder to the extent susceptible of being remedied. It is the intention of the parties hereto that such new lease shall have the same priority relative to other rights or interests to or in the fee estate in the Premises covered by the new lease as this Lease. The provisions of this Subsection shall survive the termination (but not the expiration) of this Lease and shall continue in full force and effect thereunder to the same extent as if this Subsection were a separate and independent contract among Landlord, Tenant and each Leasehold Mortgagee. From the date on which any Leasehold Mortgagee shall serve upon the Landlord the aforesaid notice of the exercise of its right to enter into a new lease, a new lease shall be deemed to have been entered into effective as of the date of termination of this Lease and such Leasehold Mortgagee may use and enjoy the Premises without hindrance by Landlord. At Landlord's request, said Leasehold Mortgagee or its Designee shall enter into an additional agreement with Landlord confirmatory of the provisions of this Subsection.

     F. No surrender (except a surrender upon the expiration of the Term of this Lease) by Tenant to Landlord of this Lease, or of the Premises or any part thereof, or of any interest therein, and no termination of this Lease may occur except pursuant to the procedure set forth in this Section 14.01, without the prior written consent of the Leasehold Mortgagee.

     G. No Leasehold Mortgagee shall become personally liable for the performance or observance of any covenants or conditions to be performed or observed by Tenant unless and until such Leasehold Mortgagee becomes the owner of Tenant's interest hereunder upon the exercise of any remedy provided for in this Lease or in any Leasehold Mortgage or enters into a new lease pursuant to the provision of Subsection E above. Thereafter such Leasehold Mortgagee shall be liable for the performance and observance of such covenants and conditions only so long as such Leasehold Mortgagee owns such interest and until an assignee of such interest consented to by Landlord (to the extent such consent is required under Article 11 hereof) and by any Fee Mortgagee, such consent not to be unreasonably withheld or delayed, shall confirm in writing to Landlord its assumption of the liabilities of the Leasehold Mortgagee under this Lease.

     H. If at any time there is more than one Leasehold Mortgage, any rights granted under this Lease to any Leasehold Mortgagee shall, insofar as Landlord is affected by the exercise of such rights, be exercised by them in order of the priority of their respective mortgages, i.e., a first Leasehold Mortgagee shall have priority over a second Leasehold Mortgagee in the exercise of rights under this Lease.

     I. No Leasehold Mortgagee may commence foreclosure on the Leasehold Mortgage without first providing the Fee Mortgagee with notice of intent to foreclose and a thirty (30) day opportunity thereafter to cure the default. Any time limitations set forth in subsection B above shall be extended if and to the extent necessary, as a result of the Fee Mortgagee's cure period, to preserve the Landlord's and the Leasehold Mortgagee's rights set forth in this Article 14.

     J. Any Leasehold Mortgage may include the grant of a security interest in any of Tenant's assets.

                               ARTICLE 15

                           DEFAULT PROVISIONS

Section 15.01.	In case one or more of the following events (an "Event
of Default") shall have occurred and shall not have been remedied then Landlord may, at Landlord's option, give to Tenant a notice of election to end the Term of this Lease and, if said notice is given, then the Term of this Lease and all right, title and interest of Tenant hereunder shall expire as fully and completely as if the termination date specified in such notice were the date herein specifically fixed for the expiration of the Term of this Lease, and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable for all its obligations under this Lease:

     A. Default shall be made in the payment of the Basic Rent when due and such default shall continue for a period of ten (10) days after the date on which such payment was due, or default shall be made in the payment of any item of additional rent or any other sum due to Landlord under this Lease and such latter default shall continue for a period of thirty (30) days after notice thereof, specifying such default, shall have been given to Tenant; or

     B. Default shall be made in the performance of any other covenant or agreement on the part of Tenant to be performed hereunder, and such default shall continue for a period of thirty (30) days (or such longer time as may be permitted by this Section 15.01 B) after notice thereof, specifying such default, shall have been given to Tenant; provided, that in the case of a default which cannot with due diligence be remedied by Tenant within a period of thirty (30) days, if Tenant proceeds as promptly as may be reasonably possible after the service of such notice and with all due diligence to remedy the default and thereafter to prosecute the remedying of such default with all due diligence, the period of time after the giving of such notice within which to remedy the default shall be extended for such period as may be necessary to remedy the same with all due diligence but in any event no longer than ninety (90) days;

     C. Tenant shall be (1) adjudicated bankrupt or insolvent pursuant to the laws of the United States or the State of Maryland, or (2) an order for its reorganization is entered against Tenant under the provisions of the Federal Bankruptcy Code, or (3) a receiver of the

Tenant's property is appointed due to its insolvency or failure to pay its debts, and the said receiver is not discharged within sixty (60) days after appointment, or (4) Tenant shall make an assignment for the benefit of its creditors, or (5) if a committee of creditors, sequestrator, conservator or trustee is appointed to take control of Tenant because of the inability of Tenant to pay its debts when and as the same mature;

     D. Tenant shall fail to maintain in force at all times the insurance coverages required by Article 4 hereof;

     E. The Premises shall be de-certified or de-licensed as a 181 bed nursing home facility or Tenant shall lose its license to operate the Premises as such a facility;

     F. An Event of Default shall occur under any of the seven leases identified in Schedule 15.01; or

     G. There shall be imposed on Tenant by any governmental authority or agency having jurisdiction a ban on the admission of nursing home patients to the Premises, which ban shall not be terminated or withdrawn within ninety (90) days.

     Section 15.02. Tenant waives the service of notice of Landlord's intention to re-enter as provided for in any statute, or to institute legal proceedings to that end, and also waives any and all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. Landlord and Tenant each waives and shall waive any and all right to a trial by a jury in the event that summary proceedings or other proceedings available to Landlord by law or by statute shall be instituted by Landlord. The terms "enter", "re-enter", "entry" or "re-entry", as used in this Lease, are not restricted to their technical legal meanings.

     Section 15.03. Upon an Event of Default under Section 15.01A, under Section 15.01E, or under Section 15.01B involving a violation of
Section 6.04, Landlord may, with or without terminating this Lease, in addition to all other rights available to Landlord at law or in equity or under this Lease, do either or both of the following: (a) accelerate the entire rent reserved under the Lease, in which event such amount shall be immediately due and payable, or (b) re-let the Premises at such rent and upon such terms and conditions as Landlord in its sole discretion deems advisable. Landlord shall apply all receipts from re-letting the Premises, First, to Landlord's costs of re-letting the Premises, Second, to Landlord's costs and expenses incurred in connection with Tenant's default, and Third, to Basic Rent, additional rent and any other sums owed to Landlord under the Lease, until paid in full. If Landlord has not accelerated the rent, Tenant shall pay monthly to Landlord any difference between the funds actually received and applied by Landlord to Clause Third of the preceding sentence and the amounts actually due to Landlord for such month under the terms of this Lease.
If Landlord elects to accelerate the rent, Landlord may at its sole option (a) give Tenant credit for the reasonable rental value of the Premises for the remainder of the Lease Term and collect from Tenant only the excess, if any, of the accelerated rent over the reasonable rental value, or (b) collect the full accelerated rent, provided, however, that to the extent Tenant pays the accelerated rent, Landlord shall pay to Tenant any amounts received by Landlord on account of re-letting the Premises and available for application to Clause Third above (after satisfaction of clauses First and Second), provided, however, that Landlord reserves the right to retain all proceeds of re-letting which exceed the amounts due to Landlord under the Lease.

                               ARTICLE 16

                LANDLORD'S REPRESENTATIONS AND WARRANTIES

     Landlord represents and warrants to Tenant and covenants with Tenant as of the date hereof, as of the Commencement Date and (except as otherwise specifically limited in this Article 16) as of the settlement date pursuant to the Purchase Option, if said Purchase Option is exercised, that:

     Section 16.01. Landlord is the fee simple owner of good and marketable title to the Premises, except as set forth on Schedule
16.01, and the Premises are free from all pledges, liens, security interests, conditional sale agreements, encumbrances or charges, subject only to the matters listed in Schedule 16.01. Landlord has provided Tenant with complete and accurate copies of all documents in Landlord's possession affecting title.

     Section 16.02. Landlord is a Maryland limited partnership validly existing and in good standing under the laws of its state of organization and has duly qualified to do business and is in good standing in each other jurisdiction in which it owns property or conducts business. The execution and delivery of this Lease and the Purchase Option have been duly authorized by all necessary corporate or partnership action of Landlord and are binding upon Landlord in accordance with their terms, and Landlord shall provide Tenant or an affiliate of Tenant with an opinion of counsel to such effect on or before the Commencement Date.

     Section 16.03. The execution, delivery and performance of this Lease will not, with the passing of time, the giving of notice, or both, result in a default under or a breach or violation of (A) the charter or organizational documents of Landlord or (B) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body, or any mortgage, note, bond, indenture, agreement, lease, license, permit or other instrument or obligation to which

Landlord is now a party or by which Landlord or any of its assets may be bound or affected. This Lease constitutes a valid and binding obligation of Landlord, enforceable in accordance with its terms, except to the extent that its enforceability is limited by applicable bankruptcy, reorganization, insolvency, receivership or other laws of general application or equitable principles relating to or affecting the enforcement of creditors' rights.

     Section 16.04. No representation or warranty by Landlord in this Lease, nor any Schedule, statement, certificate or other document furnished or to be furnished by Landlord pursuant to this Lease contains or shall contain any material misstatement of fact, or omits or shall omit to state a fact necessary to make the statements contained therein not misleading or incomplete.

     Section 16.05. There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of Landlord, threatened against Landlord or its properties or business which, if determined adversely to Landlord could affect the Premises, Tenant's leasehold interest created by this Lease or Tenant's Purchase Option.

     Section 16.06. There has not been any event or condition of any character which has adversely affected the respective businesses or prospects of Landlord which has not been disclosed to Tenant, including, but not limited to, the following:

     A. any suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, consent, qualification, accreditation, authorization or approval applicable to the operations of Landlord or its assets or properties;

     B. any threatened event or condition of any character whatsoever adversely affecting the operation or prospects of Landlord;

     C. any material adverse change in the condition, operating results, assets, liabilities or business of Landlord from that previously disclosed to Tenant;

     D. any damage, destruction or loss with respect to the Premises occurring before the Commencement Date;

     E. any labor trouble, or any other event or condition of any character, materially adversely affecting the Premises.

     Section 16.07. No consent, approval, qualification, order or authorization of, or filing with, any governmental authority is required, or if required, the same has been obtained, in connection with Landlord's valid execution, delivery or performance of this Lease.

     Section 16.08. Except as set forth in Schedule 16.08, Landlord is not, and has no reason to believe that it will be in violation of, or not in compliance with, any healthcare regulatory conditions or standards of licensure or any other applicable legal requirements related to Landlord or the operation of its business, including, without limitation, any applicable fair employment, equal opportunity or similar law, ordinance or regulation.

     Section 16.09. As of the date hereof and as of the Commencement Date, the Premises are in compliance with all building, zoning, fire, environmental control or similar law, ordinance or regulation relating to its structure or equipment, or the operation of a nursing home therein.

     Section 16.10. Except as disclosed in Schedule 16.10, Landlord has as of the date hereof and as of the Commencement Date received no notice from any governmental authority or entity having jurisdiction over the Premises or Landlord's business or from any insurance rating bureau or Board of Fire Underwriters, alleging any violation or non-compliance with, any condition, standard, law, ordinance or regulation applicable to the Premises or Landlord's business.

     Section 16.11. As of the date hereof and as of the Commencement Date, all third party reimbursement contracts for the Premises including, without limitation, Medicare and Medicaid, provider insurance agreements, are in full force and effect with respect to the Premises, and the Landlord is in good standing with the respective federal and state agencies which supervise nursing homes in the state or states in which the Premises are located or which administer the reimbursement contracts. The Premises are presently operated as licensed.

     Section 16.12. Attached as Schedule 16.12 is an accurate and complete list of all material agreements affecting the Premises to which Landlord is a party. Landlord will not enter into any agreements affecting the Premises after the date hereof except as allowed by this Lease or with the prior written consent of the Tenant. Solely for purposes of this Section 16.12, the term "material" shall mean the requirement of a Landlord to pay a person $25,000 or more in any one year period for goods or services.
Such agreements were duly and validly authorized, are in full force and effect and are valid and enforceable in accordance with their terms, and there exists no fact or circumstance which constitutes or which, with the passage of time or the giving of notice, or both, would constitute; a default under any such agreement or permit the other party to cancel or terminate the rights thereunder, except upon the expiration of the full term thereof. Landlord has, or has caused to be, delivered to Tenant true and correct copies of all such agreements, including any amendments thereto or notices with respect to the current or any anticipated increased charges thereunder.

     Section 16.13. Except for (A) the Fee Mortgage, (B) accounts and other current payables and accrued expenses arising from the ordinary course of business, no material portion of which are past due and (C) other agreements listed on

     Schedule 16.12, Landlord does not have any Indebtedness as defined in the Agreement and Plan of Reorganization dated September 19, 1993, by and between Landlord's partners and certain of their affiliates and Genesis Health Ventures, Inc. and certain of its affiliates (the
"Merger Agreement").

     Section 16.14. The ownership interests of Landlord, including the names of all general and limited partners and their mailing addresses, is correctly and accurately set forth on Schedule 16.14.

     Section 16.15. As of the date hereof, Landlord is not in default under the Fee Mortgage or the terms of any other Indebtedness. On the Commencement Date, Landlord will not be in default nor will any event have occurred which with the giving of notice or the passage of time or both could constitute a default under the Fee Mortgage or the Merger Agreement, or any other Indebtedness affecting the Premises or the business conducted therein.

     Section 16.16. Landlord will not and will not permit its partners or any affiliate entities to take any action which will materially adversely impact on the property or business of Tenant including without limitation, any use or operation of any property, business or facility in the vicinity of the Premises.

                                ARTICLE 17

                            LANDLORD'S COVENANTS

     So long as this Lease remains outstanding, Landlord agrees to the following:

     Section 17.01. Landlord will furnish to Tenant promptly after the commencement thereof but in any event not later than five (5) business days after service of process with respect thereto on, or the obtaining of knowledge thereof by Landlord, notice of each action, suit or proceeding before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality concerning the Premises.

     Section 17.02. Landlord will maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the Premises makes such qualification necessary.

     Section 17.03. Landlord will not create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, rights or other assets, whether now owned or hereafter acquired, other than the following (referred to collectively as "Permitted Liens"):

     A.  the Fee Mortgage and any matters shown on Schedule 16.01;

     B. liens for taxes, assessments or other governmental charges which are non-delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken in accordance with generally accepted accounting principles;

     C. deposits or pledges to secure obligations under workers' compensation, social security or similar laws, or under employment insurance; and

     D. contracts of a non-material nature entered into in the ordinary course of Landlord's businesses.

     Section 17.04. Landlord will not create, incur, or suffer to exist any Indebtedness other than (A) Indebtedness which is secured by Permitted Liens and (B) Indebtedness described in Section 16.13. Notwithstanding the foregoing, Landlord may, without Tenant's consent, create or refinance a Fee Mortgage on such terms and conditions as Landlord in its sole discretion may decide as long as the Underlying Debt Service does not exceed the Basic Rent. Tenant agrees to subordinate this Lease to any future Fee Mortgage in consideration of the execution by Tenant and such Fee Mortgagee of a Non-Disturbance and Attornment Agreement in form and content reasonably acceptable to Tenant and the Fee Mortgagee. Landlord acknowledges the right of Genesis Health Ventures, Inc. or its designee to act as agent to secure a new Fee Mortgage as provided in Section 15.14 of the Agreement and Plan of Reorganization dated September 19, 1993, as amended November 12, 1993.

     Section 17.05. Landlord will not sell, assign, lease, transfer, encumber or otherwise dispose of all or any portion of its interest in the Premises or this Lease without the written consent of Tenant, such consent not to be unreasonably withheld or delayed. It is specifically understood and agreed that any direct or indirect transfer of ownership interest in Landlord or its general partners (other than by death) or transfer of an equitable interest in the Premises or Landlord shall constitute a transfer forbidden by this Section 17.05 except that, without Tenant's consent, (a) Landlord's partners may convey their limited partnership interests among each other, to family members or trusts for the benefit of family members, or to entities controlled by or under common control with Landlord, provided such partners remain liable for the obligations of Landlord hereunder to the same extent as if they had not transferred their partnership interests, (b) Landlord may merge or consolidate with any of the lessors listed on Schedule
15.01 or into a new partnership, corporation or limited liability company (any of the foregoing, a "Successor") as long as (i) all of the partnership interests, stock, or membership interests (as the case may be) in the Successor are owned by one or more of the parties identified in clause (a) above, (ii) the sole business of the Successor is the ownership of the Premises and the premises listed on Schedule 15.01, and (iii) the Successor agrees to be bound by all of the terms of this Lease and to execute any amendments to the warranties or other provisions of this Lease necessary to conform the provisions of this Lease to the legal structure of the Successor entity, and (c) Landlord's partners may pledge their partnership interests as security for any Fee Mortgage, subject to the restrictions on transfer set forth in this
Section 17.05.

     Section 17.06. Landlord will not enter into any agreement containing any provision which would be violated or breached by the performance by Landlord of its obligations under this Lease.

     Section 17.07. Landlord shall pay the Underlying Debt Service as and when due and, at Tenant's request, Landlord shall furnish Tenant with evidence that Landlord is current on the Underlying Debt Service.

     Section 17.08. Landlord will not during the Term conduct any business other than ownership of the Premises. Except in connection with Fee Mortgages for the Premises listed on Schedule 15.01, Landlord will not assume, guarantee, endorse or otherwise become directly or contingently liable, including without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, or to supply funds, in connection with any indebtedness of any other person or entity without the prior consent of the Tenant.

     Section 17.09. Landlord shall promptly notify Tenant of any judgment entered against Landlord in excess of $10,000. Landlord will provide Tenant with annual and quarterly unaudited financial statements certified by the General Partner of the Landlord.

                              ARTICLE 18

LANDLORD'S DEFAULT

     Section 18.01.  If any of the following events of default
("Landlord's Default") shall occur and shall not have been remedied Tenant shall have the remedies set forth in Section 18.02:

     A. Landlord shall fail to pay any Landlord's Imposition or other amount payable hereunder within ten (10) days after written notice from Tenant; or

     B. Any representation or warranty made by any Landlord in this Lease shall have been incorrect in any respect when made having a material adverse impact on Tenant's occupancy or operation of the Premises; or

     C. Landlord shall fail to perform or observe any of the other covenants set forth in this Lease to be performed by Landlord and such failure shall not have been cured within thirty (30) days after Tenant notifies Landlord of such failure, provided, that in the case of a default which cannot with due diligence be remedied by Landlord within a period of thirty (30) days, if Landlord proceeds as promptly as may be reasonably possible after the service of such notice and with all due diligence to remedy the default and thereafter to prosecute the remedying of such default with all due diligence, the period of time after the giving of such notice within which to remedy the default shall be extended for such period as may be necessary to remedy the same with all due diligence but in any event no longer than ninety
(90) days.

     D.  Landlord shall fail to pay Underlying Debt Service when due.

     E. Landlord shall be (1) adjudicated bankrupt or insolvent pursuant to the laws of the United States or any State, or (2) an order for its reorganization is entered against Landlord under the provisions of the Federal Bankruptcy Code, or (3) a receiver of the Landlord's property is appointed due to its insolvency or failure to pay its debts, and the said receiver is not discharged within sixty (60) days after appointment, or
(4) Landlord shall make an assignment for the benefit of its creditors, or (5) if a committee of creditors, sequestrator, conservator or trustee is appointed to take control of Landlord because of the inability of Landlord to pay its debts when and as the same mature;

     F. There shall be a judgment in excess of $100,000 entered against Landlord which is not paid or bonded within thirty (30) days after such judgment becomes final.

      Section 18.02. Upon Landlord's Default, Tenant may, in its sole discretion, in addition to any and all rights Tenant may have at law or in equity and without notice or demand except as specifically provided for in this Lease, do any or all of the following (all of which rights and remedies shall be cumulative and may be exercised at any time and from time to time):

     A. give to Landlord a notice of election to end the Term of this Lease. If said notice is given, the Term of this Lease and all obligations of Tenant hereunder shall expire as fully and completely as if the termination date specified in such notice were the date herein specifically fixed for the expiration of the Term of this Lease; or

     B. bring an action for damages against the Landlord, including interest on any overdue payments at five percent (5%) per annum in excess of the Prime Rate (as defined in Section 31.01).

     C. if Landlord's Default shall be under Section 18.01D, pay the Underlying Debt Service and deduct the amount of any such payments from Basic Rent.

     D. exercise the Purchase Option; provided, however, that Tenant shall provide Landlord with notice and a ninety (90) day opportunity to cure any Default prior to exercising the Purchase Option as a result of such Default. Such ninety (90) day opportunity to cure shall run concurrently with any time period specified in Section 18.01 above.

                                ARTICLE 19

                             INDEMNIFICATION

     Section 19.01. Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries or deficiencies, including interest, penalties, costs, expenses or reasonable attorneys' fees arising from any act of negligence or misconduct on or about the Premises (other than the negligence of Landlord or its agents, contractors, servants, employees, invitees or licensees), or any part thereof, by Tenant or its agents, contractors, servants or employees.

     Section 19.02. Landlord shall indemnify, defend and hold harmless Tenant from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries, or deficiencies, including interest, penalties, costs, expenses or reasonable attorneys' fees which Tenant may suffer or incur as a result of the breach of any representation or warranty of Landlord hereunder, Landlord's failure to perform any of its obligations hereunder or any act of negligence on or about the Premises by Landlord or its agents, contractors, servants, employees, invitees or licensees.

     Section 19.03. The indemnifications set forth in this Article 19 shall survive termination of this Lease.

                              ARTICLE 20

                        ARBITRATION AND APPRAISAL

     Section 20.01. In such cases where this Lease provides for the determination of any matter by arbitration or appraisal, the same shall be settled and finally determined in accordance with Section 20.02, and the judgment upon the award or determination rendered therein may be entered in any court having jurisdiction thereof.

     Section 20.02. In each instance under this Lease where it shall become necessary to resort to appraisal or arbitration, such appraisal
(or arbitration, as the case may be) shall be conducted as follows:
the party desiring such appraisal or arbitration shall give notice to that effect to the other party, specifying therein the name and address of the person designated to act as appraiser or arbitrator on its behalf. Within fifteen (15) days after the service of such notice, the other party shall give notice to the first party specifying the name and address of the person designated to act as appraiser or arbitrator on its behalf.
The appraisers or arbitrators so chosen shall meet within ten (10) days after the second appraiser or arbitrator is appointed and if, within fifteen (15) days after such first meeting, the said two appraisers or arbitrators shall be unable to agree upon the valuation or a decision as to the question being arbitrated, they shall appoint a third appraiser or arbitrator who shall be a competent and impartial person; and in the event of their being unable to agree upon such appointment within fifteen (15) days after the time aforesaid, then either party, on behalf of both, may request such appointment by the then Chairman of the Board of the local Chamber of Commerce (or any organization successor thereto), or in his absence or failure, refusal or inability to act within thirty (30) days, then either party, on behalf of both, may apply to the Presiding Judge of the highest court in the county in which the Premises are located for the appointment of such third appraiser or arbitrator, and the other party shall not raise any question as to the court's full power and jurisdiction to entertain the application and make the appointment. In the event of the failure, refusal or inability of any appraiser or arbitrator to act, his successor shall be appointed within ten (10) days by the party who originally appointed him, or in case of the third appraiser or arbitrator, his successor shall be appointed as hereinbefore provided. Any appraiser selected or appointed pursuant to this Section
20.02 shall be a member of the American Institute of Real Estate Appraisers (or a successor organization), shall be an appraiser, and shall have been doing business as such in the county in which the Premises are located for a period of at least 10 years before the date of his appointment. Any arbitrator acting under this Section 20.02 shall be qualified in the field in which the arbitration is involved and shall have been actively engaged in such field in the county in which the Premises are located for a period of at least 10 years before the date of his appointment as arbitrator hereunder. All appraisers and arbitrators chosen or appointed pursuant to this Section 20.02 shall be sworn fairly and impartially to perform their duties as an appraiser or arbitrator. Within twenty (20) days after the appointment of such third appraiser or arbitrator each of the first two appraisers or arbitrators shall submit their valuation or determination, as the case may be, to the third appraiser or arbitrator who must select one or the other of such valuations or determinations, and the selection so made shall in all cases be binding and conclusive upon the parties. Each party shall pay the fee and expenses of its respective appraiser or arbitrator and both shall share the fee and expenses of the third appraiser or arbitrator, if any.

                               ARTICLE 21

                          LATE CHARGE; REMEDIES

     Section 21.01. In addition to all other remedies of Landlord hereunder, if any payment of the Basic Rent or additional rent is made more than ten (10) days after the date such payment was due, Landlord may assess a late fee of 3% against such payment.

     Section 21.02. The specified remedies to which Landlord or Tenant may resort under this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord or Tenant may be lawfully entitled in case of any breach or threatened breach by Landlord or Tenant of their respective obligations under this Lease. The failure of a party to insist in any one or more cases upon the strict performance by the other party of any of its covenants under this Lease or to exercise any option herein contained shall not be construed as a waiver or a relinquishment for the future of such covenant or option.
A receipt by a party of any rent or other sum hereunder with knowledge of the breach of any covenant by the other party shall not be deemed a waiver of such breach, and no waiver by a party of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by such party. In addition to the other remedies in this Lease provided, the parties shall be entitled to restraint by injunction of the violation, or attempted or threatened violation, by the other party of any of its covenants hereunder.

                                ARTICLE 22

                    CERTIFICATES OF LANDLORD AND TENANT

     Section 22.01. Either party shall at any time and from time to time, upon not less than ten (10) days' prior notice from the other, execute, acknowledge and deliver to the other a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), and the dates to which the Basic Rent and other charges have been paid in advance, and stating whether or not to the best knowledge of the signer of such statement the other party is in default in keeping, observing or performing any covenant or agreement contained in this Lease and, if there be a default, specifying each such default, it being intended that any such statement delivered pursuant to this Article 22 may be relied upon by the other party or any prospective purchaser or mortgagee of its estate, but reliance on such statement may not extend to any default as to which the signer shall have no actual knowledge, after reasonable inquiry.

                               ARTICLE 23

                                NOTICES

     Section 23.01. Any notice, demand, request, approval, disclosure or other communication (a "Notice") which, under the terms of this Lease or under any statute, must or may be given by a party hereto, must be in writing, and must be given by personal delivery or mailing the same by registered or certified mail return receipt requested or by a reputable overnight delivery service (e.g., Federal Express) addressed to Tenant by addressing the same to (i) Lewis J. Hoch, Esquire, General Counsel and Secretary, Genesis Health Ventures, Inc., 148 West State Street, Kennett Square, Pennsylvania 19348; (ii) George Hager, Chief Financial Officer and Vice President, Genesis Health Ventures, Inc.,
148 West State Street, Kennett Square, Pennsylvania 19348, and (iii)
Dale P. Levy, Esquire, Blank, Rome, Comisky & McCauley, 1200 Four Penn Center Plaza, Philadelphia, Pennsylvania 19103; to Landlord by addressing the same to (i) Arnold I. Richman, 313 Garrison Forest Road, Owings Mills, Maryland 21117, (ii) Edward A. Burchell, 15620 Carroll Road, Monkton, Maryland 21111, and (iii) Thomas B. Lewis, Esquire, Gallagher, Evelius
& Jones, 218 North Charles Street, Suite 400, Baltimore, Maryland 21201. Either party, and the holder of any Mortgage who shall have made the request referred to in Section 23.02, may designate by notice given in the manner herein specified a new or other address to which a notice shall thereafter be so given. All notices shall be deemed given when personally delivered or duly deposited in the mails.

     Section 23.02. If requested in writing by any Fee or Leasehold Mortgagee (which request shall be made in the manner provided in Section
23.01 and shall specify an address to which notices be given) any notice hereunder shall also be given contemporaneously to such Fee or Leasehold Mortgagee, as the case may be, in the manner herein specified.

                               ARTICLE 24

                          USE; QUIET ENJOYMENT

     Section 24.01. Tenant shall use the Premises as a comprehensive nursing home, providing care and/or accommodations for the sick, aged, infirm or persons unable fully to care for themselves without supervision or assistance, or for any long-term care facility providing a similar or related service, and for any other lawful use related thereto.

     Section 24.02. Provided the Tenant is not in default under this Lease beyond any applicable period of grace, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Lease without hindrance or molestation.

                               ARTICLE 25

               INVALIDITY OF PARTICULAR PROVISIONS; MERGER

     Section 25.01. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

     Section 25.02. This Lease constitutes the entire agreement between Landlord and Tenant with respect to the subject matter hereof, all prior communications, whether written or oral, being merged herein.

                               ARTICLE 26

                      TENANT'S ADDITIONAL COVENANTS

     Section 26.01. Tenant, Guarantor, and any subtenant, successor or assignee shall provide Landlord with copies of all quarterly and annual audited or unaudited financial statements prepared by or on behalf of any of them. Such statements shall include, at a minimum, quarterly financial statements separately showing the results of Tenant's operation of the Premises.

     Section 26.02. Tenant will furnish to Landlord promptly after the commencement thereof but in any event not later than five (5) business days after service of process with respect thereto on, or the obtaining of knowledge thereof by Tenant, notice of each action, suit or proceeding before any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality which could result in the de-licensure or decertification of Tenant or the Premises or could otherwise materially impair Tenant's right and ability to operate the Premises as a 181 bed nursing home.

     Section 26.03. Tenant will maintain and preserve its existence, rights and privileges, and become and remain duly qualified and in good standing in each jurisdiction in which the character of the Premises makes such qualification necessary.

     Section 26.04. Tenant will not create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon the Premises, other than the following:

     A.  any Leasehold Mortgage permitted hereunder;

     B. liens for taxes, assessments or other governmental charges which are non-delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken in accordance with generally accepted accounting principles; and

     C. liens on furniture, fixtures and equipment or on intangible property located at or used in connection with Tenant's operation of the Premises.

     Section 26.05. Tenant shall promptly notify Landlord of any judgment entered against Tenant in excess of $50,000.

     Section 26.06. Except for lowered occupancy during any temporary period relating to Changes or Alterations permitted under Article 10, Tenant shall promptly notify Landlord if the occupancy rate of the 181 licensed beds at the Premises is less than 70% for three consecutive months.

                                ARTICLE 27

              REPRESENTATIONS, WARRANTIES AND COVENANTS TO
                BIND AND BENEFIT THE RESPECTIVE PARTIES

     Section 27.01. The representations, warranties, covenants and agreements herein contained shall bind and inure to the benefit of Landlord and Tenant and their respective representatives, successors and permitted assigns.

     Section 27.02. The representations, warranties and covenants contained herein shall survive for the periods set forth in this Lease.

                                ARTICLE 28

                            LEASE MEMORANDUM

     Section 28.01. Either party may record this Lease or a memorandum of this Lease (which both parties hereby agree to sign), reciting, inter alia, the names and addresses of the parties, the Term hereof and referencing the Tenant's Purchase Option. The expenses associated with the recording of the Lease or such memorandum shall be paid by the party requesting such recording.

                                ARTICLE 29

                          CONDITION OF PREMISES

     Section 29.01. Tenant accepts the Premises in "As Is" condition and Landlord makes no warranty of condition as to any matter or fact pertaining to the Premises, except as expressly set forth in this

Section 29.01 or elsewhere in this Lease. Landlord warrants that, except as set forth in Schedule 29.01, all buildings, offices, and other structures owned or used and all plumbing, heating, electrical and mechanical systems therein, have been adequately and properly maintained and are in good operating condition and repair, free of defects which might impair their usefulness, and are adequate and sufficient for all current operations. All Permits have been obtained for the legal and proper operation and use of the Premises, except for such Permits which the failure to obtain would not have a material adverse affect on the operations of the Premises. Except as set forth in Schedule 29.01, neither the Premises nor the use, occupancy, operation or maintenance thereof, or any substance on or condition thereon is in violation of any restrictive covenants, laws (including, without limitation any building, zoning, environmental, health, fire, safety or other ordinances, codes or regulations) in such manner as to interfere with the use and occupancy thereof in the ordinary course of business, and no notice from any governmental body or insurance underwriters or rating bureaus has been served upon Landlord or the Premises claiming any violation of any such laws, ordinances, codes or regulations, requiring or calling attention to the need for any material work, repairs, construction, alterations or installation, or in connection with the Premises which has not been complied with, or establishing any material assessments for public improvements which could be a lien on any of the Properties if not paid when due or increasing the assessments on the Premises in any material way. Without limiting the generality of the foregoing, Landlord has not installed, handled, generated, stored, treated, used, disposed of or discharged any Hazardous Materials (as hereinafter defined) in, on, above or beneath the Premises and has no knowledge of any Hazardous Materials in, on, above or under the Premises or any adjacent property. Landlord shall indemnify, defend and hold Tenant harmless from and against all loss, liability and damage arising out of the presence of Hazardous Materials on the Premises and any non-compliance with any applicable environmental laws occurring prior to the date of this Agreement, including without limitation any judgment, penalty, damage, fine and expense of attorneys' and consultants, as well as the cost of any environmental investigations, studies, or remediation as may be required by any applicable law.

     Section 29.02. Tenant shall not permit its employees or contractors to, install, handle, generate, store, treat, use, dispose or discharge of Hazardous Materials (as hereinafter defined) in, on, above or beneath the Premises except that Tenant may use and store normal quantities of those Hazardous Materials customarily used in the conduct of long-term care facilities and office activities (e.g., copy fluids, cleaning supplies and medications) as long as such use is in compliance with all applicable environmental laws. Tenant shall indemnify, defend and hold Landlord harmless from and against all loss, liability and damage arising out of the presence of Hazardous Materials on the Premises and any non-compliance with any applicable environmental laws arising out of conditions occurring subsequent to the date of this Agreement, including without limitation any judgment, penalty, damage, fine and expense of attorneys' and consultants, as well as the cost of any environmental investigations, studies, or remediation as may be required by any applicable law.

     Section 29.03. For purposes of this Article 29, the term "Hazardous Materials" shall mean any chemical, substance, material or waste or component thereof, including without limitation asbestos or asbestos-containing products, which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community "right-to-know" requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of a manufacturer's material safety data sheet. Without any limitation on the generality of the foregoing, the term shall also include any material that contains any Hazardous Substance, Regulated Substance or Petroleum as those terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.A. 9601(14) and the Resource Conservation and Recovery Act, as amended, 42 U.S.C.A. 6991(2) and (8).

                                ARTICLE 30

                   TENANT'S REPRESENTATIONS AND WARRANTIES

Tenant represents and warrants to Landlord and covenants with Landlord as of the date hereof and, as of the Commencement Date, that:

     Section 30.01. Tenant is a corporation validly existing and in good standing under the laws of its state of organization and has duly qualified to do business and is in good standing in each other jurisdiction in which it owns property or conducts business. The execution and delivery of this Lease has been duly authorized by all necessary corporate or partnership action of Tenant and the Lease is binding upon Tenant in accordance with its terms.

     Section 30.02. The execution, delivery and performance of this Lease will not, with the passing of time, the giving of notice, or both, result in a default under or a breach or violation of (A) the charter or organizational documents of Tenant or (B) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body, or any mortgage, note, bond, indenture, agreement, lease, license, permit or other instrument or obligation to which Tenant is now a party or by which Tenant or any of its assets may be bound or affected. This Lease constitutes a valid and binding obligation of Tenant, enforceable in accordance with its terms, except to the extent that its enforceability is limited by applicable bankruptcy, reorganization, insolvency, receivership or other laws of general application or equitable principles relating to or affecting the enforcement of creditors' rights.

     Section 30.03. There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of Tenant, threatened against Tenant or its properties or business which, if determined adversely to Tenant could affect the Premises or Landlord's reversionary interest in this Lease.

     Section 30.04. No consent, approval, qualification, order or authorization of, or filing with, any governmental authority is required, or if required, the same has been obtained, in connection with Tenant's valid execution, delivery and performance of this Lease.

     Section 30.05. Tenant is not, and has no reason to believe that it will be in violation of, or not in compliance with, any healthcare regulatory conditions or standards of licensure or any other applicable legal requirements related to Tenant or the operation of the Premises.

     Section 30.06. Tenant is directly or indirectly a wholly-owned subsidiary of Genesis Health Ventures, Inc.

                               ARTICLE 31

                          CERTAIN DEFINITIONS

     Section 31.01.  As used herein:

     A. "Building" means any structures or improvements now or hereafter erected or situated on the Land, including the foundations and footings, the roof, the mechanical, electrical, plumbing and HVAC systems thereof.

     B.  "Event of Default" has the meaning set forth in Article 15.

     C. "Fee Mortgagee" and "Fee Mortgage" mean the holder and the mortgage lien respectively of any mortgage or deed of trust secured by Landlord's fee simple interest in the Premises, whether now existing or hereafter created.

     D. "Fixtures and Equipment" means any and all fixtures, equipment and machinery of every kind and nature whatsoever owned by Landlord and now or hereafter affixed or attached to, or now or hereafter used or procured for use in connection with, he operation, use or occupancy of the Building, and the appurtenances thereto, but excluding therefrom the Building's electrical, mechanical, plumbing and HVAC systems.

     E.  "Guarantor" means Genesis Health Ventures, Inc.

     F. "Lease Year" means the period from the first day of the first full month after the Commencement Date to the date one day prior to the first anniversary thereof, and each consecutive 12-month period thereafter during the Term hereof, provided if the Commencement Date falls on a day other than the first day of a calendar month, the period between the Commencement Date and the first day of the following month shall be added to the first Lease Year and there shall be an equitable pro rata apportionment on a per diem basis. If the Commencement Date is the first day of a month, "Lease Year" means the twelve month period beginning on the Commencement Date and ending one day before the anniversary thereof and each consecutive twelve month period thereafter.

     G. "Leasehold Mortgage" means any instrument constituting a lien on Tenant's interest in this Lease, including, without limitation, a collateral assignment of this Lease, a mortgage, deed of trust or indenture of mortgage and deed of trust secured by Tenant's leasehold estate; and "Leasehold Mortgagee" means the holder of any Leasehold Mortgage.

     H. "Prime Rate" means the prime commercial lending rate from time to time announced by Mellon Bank, National Association to be in effect at its principal office in Philadelphia, Pennsylvania.

     I. "Purchase Option" shall mean the option of Tenant to purchase the Premises under that certain option Agreement dated of even date herewith by and among Tenant, Landlord's partners and certain affiliates of Landlord's partners.

     J. "Termination of this Lease" means the expiration of the Term of this Lease or any extension hereof and any sooner termination of the Term of this Lease pursuant to any of the provisions hereof.

     K. "Underlying Debt Service" shall mean the monthly installments of principal and interest, all principal payments and other charges due and payable pursuant to any Fee Mortgage, with respect to any period from and after the Commencement Date.

     L. "Underlying Loan Documents" shall mean the Fee Mortgage and all documents evidencing and securing the Fee Mortgage.

     M. "Fair Rental Value" means the fair rental value of the Premises for the Renewal Term, determined not earlier than six (6) months prior to the start of the Renewal Term. The Fair Rental Value shall be determined by agreement of the parties, or, if the parties are unable to agree, by the decision of three MAI certified appraisers or certified public accountants knowledgeable in the nursing home business (the "Appraisers"), one of which shall be selected by Landlord, one by Tenant and one by the two Appraisers selected by Landlord and Tenant. If the matter is referred to Appraisers, the Fair Rental Value shall be that amount on which at least two of the Appraisers agree, or if none of them agree, then the amount which is neither the highest nor the lowest of the three.

     IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Lease as of the day and year first above written.

                                LANDLORD:

                                Heritage Associates Limited Partnership

                                By: /s/ Michael J. Batza, Jr.
                                    Name:  Michael J. Batza, Jr.
                                    Title: General Partner


                                TENANT:

                                MHC Acquisition Corporation, t/b/k/a/
                                Meridian Health Care, Inc., a Pennsylvania
                                Corporation

                                By: /s/ Lewis J. Hoch
                                    Name:  Lewis J. Hoch
                                    Title: Vice President

                                GUARANTEE

     The undersigned hereby guarantees absolutely and unconditionally the payment when due of all amounts which the foregoing Lease requires to be paid to the Landlord and the punctual performance of all covenants of the Tenant to be performed thereunder. This Guarantee shall not be released or discharged until all sums required under the Lease to be paid to Landlord shall have been paid in full, regardless of whether the Tenant shall have been released or otherwise discharged, whether by agreement or by operation of law or otherwise.

                                 GENESIS HEALTH VENTURES, INC.


                                 By: /s/ Lewis J. Hoch
                                     Name:  Louis J. Hoch
                                     Title: Vice President

STATE OF Pennsylvania:

COUNTY OF Philadelphia:

     On this, the 30th day of November, 1993, before one Teresa A. Destefanis, the undersigned officer, personally appeared Lewis J. Hoch who acknowledged himself to be the Vice President of Genesis Health Ventures, Inc., a Pennsylvania corporation, and that he, being authorized
to do so 	, executed the foregoing instrument on behalf of Genesis
Health Ventures, Inc. for the purposes therein contained by signing the name of the corporation by himself as Vice President, the free act and deed of such officer and the free act and deed of said corporation.

     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                  /s/Teresa A. Destefanis
                                  -------------------------
                                  Notary Public

My Commission Expires:

                                         NOTARIAL SEAL
                               TERESA A. DESTEFANIS, Notary Public
                               City of Philadelphia, Phila. County
                               My Commission Expires March 20, 1995



                                                          EXHIBIT A

                        DESCRIPTION OF THE LAND
                               (HERITAGE)


         Boundary Description, Lot No. 5, Plat of Beverly Farms,
                          W.P.C. 4, folio 106


     ALL THAT piece or parcel of land situate lying and being in the Twelfth Election District of Baltimore County, State of Maryland and described more particularly as follows to wit:

     BEGINNING for the same at a point on the northerly side of German
Hill Road as shown on the Baltimore County Department of Public Works Bureau of Land Acquisition drawing No. H.R.W. 63-085-20, said point being in the division line between Lots No. 5 and 6 as shown on a plat entitled Beverly Farms, and dated May 27, 1913 and recorded among the Plat Records of Baltimore County in Platbook W.P.C. No. 4 folio 106 and running thence and binding on the outlines of Lot No. 5 as shown on said plat, and three following courses and distances viz: North 3 degrees 32 minutes 30 seconds West 446.64 feet, South 86 degrees 32 minutes 30 seconds West 207.51 feet, and South 4 degrees 16 minutes 04 seconds East
414.36 feet to the northerly side of German Hill Road as shown on the aforementioned right of way drawing No. HRW 63-085-20 thence binding on the northerly side of said German Hill Road the two following Courses and distances viz: by a line curving toward the right having a radius of 1,757.00 feet for an arc distance of 155.42 feet, the chord of said arc bearing South 84 degrees 59 minutes 01 seconds East 155.37 feet and South 82 degrees 26 minutes 58 seconds East 49.54 feet to the place of beginning.

     CONTAINING 2.016 acres more or less.

     THE COURSES in the above description are referred to the Baltimore County Grid Meridian.

     SUBJECT to a ten foot by ten foot square drainage easement located in the southwest corner of the above described lot.


                                                       SCHEDULE 2.02

                             FEE MORTGAGE(S)


Fee Mortgages (mortgage lien of any mortgage or deed of trust secured by Landlord's fee simple interest in the Premises):

     Deed of Trust dated October 17, 1980 by Heritage Associates
     Limited Partnership in favor of Charles H.W. Effinger and William
     E. Eyring, Jr., as trustees for the benefit of Maryland National Bank in the original principal sum of Two Million Eight Hundred Eighteen Thousand Dollars ($2,818,000.00) which was recorded in the Official Records of Baltimore County, Maryland in Liber 6219,
     Folio 385.


                                                      SCHEDULE 15.01


                              SEVEN LEASES


     1.  Lease Agreement dated as of __________________________________,
1993 by and between Corsica Hills Associates Limited Partnership, as Landlord and MHC Acquisition Corporation, as Tenant, for the long-term care facility commonly known as Meridian Nursing Center - Corsica Hills.

     2.  Lease Agreement dated as of __________________________________,
1993 by and between Heritage Associates Limited Partnership, as Landlord, and MHC Acquisition Corporation, as Tenant, for the long-term care facility commonly known as Meridian Nursing Center - Heritage.

     3.  Lease Agreement dated as of __________________________________,
1993 by and between Charlesmead Meridian Limited Partnership, as
Landlord, and MHC Acquisition Corporation, as Tenant, for the long-term care facility commonly known as Meridian Nursing Center - La Plata.

     4.  Lease Agreement dated as of __________________________________,
1993 by and between Multi-Medical Meridian Limited Partnership, as Landlord, and MHC Acquisition Corporation, as Tenant, for the long-term care facility commonly known as Meridian Nursing Center - Multi-Medical.

     5.  Lease Agreement dated as of __________________________________,
1993 by and between Severna Associates Limited Partnership, as Landlord, and MHC Acquisition Corporation, as Tenant, for the long-term care facility commonly known as Meridian Nursing Center - Severna Park.

     6.  Lease Agreement dated as of __________________________________,
1993 by and between Cherry Hill Meridian Limited Partnership, as
Landlord, and MHC Acquisition Corporation, as Tenant, for the long-term care facility commonly known as Meridian Nursing Center - Voorhees.

     7.  Lease Agreement dated as of  __________________________________,
1993 by and between Westfield Meridian Limited Partnership, as Landlord, and MHC Acquisition Corporation, as Tenant, for the long-term care facility commonly known as Meridian Nursing Center - Westfield.


                                                      SCHEDULE 16.01

                                HERITAGE

                               EXCEPTIONS

     1. Rights or claims of parties other than insured in actual possession of any or all of the property, limited to patients of the facility.

     2.  Taxes which are a lien but which are not yet due and payable.

     3. Subject to terms and provisions as contained in Deed dated June 5, 1913 between Citco Realty Company of Baltimore City and John H. Howard and Ella Howard and recorded among the Land Records of Baltimore County in LIBER 422, folio 89.

     4. Subject to terms and provisions as contained in Deed and Agreement dated March 5, 1964 between August H. Koch and Catherine Koch and Baltimore County, Maryland as recorded among the Land Records of Baltimore County in LIBER 4276, folio 279.

     5. Subject to the terms and provisions as contained in Deed dated May 5, 1964 by and between August H. Koch and Catherine Koch and
Baltimore County, Maryland as recorded among the Land Records of Baltimore County in LIBER 4276, folio 285.

     6. Subject to the rights of Baltimore Gas and Electric Company under Agreement dated February 10, 1964 as recorded among the Land Records of Baltimore County, Maryland in LIBER 4346, folio 423.

     7. Subject to terms and provisions as contained in Deed and Agreement dated June 3, 1980 between Heritage Associates and Baltimore County, Maryland as recorded among the Land Records of Baltimore County in LIBER 6173, folio 199.

     8. Deed of Trust dated October 17, 1980 by Heritage Associates Limited Partnership in favor of Charles H.W. Effinger and William E. Eyring, Jr., as trustees for the benefit of Maryland National Bank in the original principal sum of $2,818,000.00 which was recorded in the official Records of Baltimore County, Maryland in Liber 6219, Folio 385.


                                                      SCHEDULE 16.08


                     VIOLATIONS, FAILURE TO COMPLY, ETC.


     Landlord is not, and has no reason to believe that it will be, in violation of, or not in compliance with, any healthcare regulatory conditions or standards of licensure or any other applicable legal requirements related to Landlord or the operation of its business, including, without limitation, any applicable fair employment, equal opportunity or similar law, ordinance or regulation, except as set forth below:

     1. Landlord's manager has received notices of minor deficiencies as described in State and Federal Survey reports which occur from time to time and which are correctable in the ordinary course of business and do not materially adversely affect the continued operations of the Premises as a long term care facility.


                                                       SCHEDULE 16.10


                NOTICES OF VIOLATIONS, NON-COMPLIANCE, ETC.


     Landlord has received no notice from any governmental authority or entity having jurisdiction over the Premises or Landlord's business or from any insurance rating bureau of Board of Fire Underwriters, alleging any violation or non-compliance with, any condition, standard, law, ordinance or regulation applicable to the Premises or Landlord's business except:

                             No Exceptions


                                                     SCHEDULE 16.12


                           MATERIAL AGREEMENTS

     The following is an accurate and complete list of all agreements to which Landlord is a party which require Landlord to pay $25,000 or more in any one year period for goods or services, copies of which (together with any amendments thereto or notices with respect to the current or any anticipated increased charges thereunder) have been delivered to
Tenant:

                                  None


                                                         SCHEDULE 16.14

                     OWNERSHIP INTERESTS OF LANDLORD


Michael J. Batza, Jr.
520 E. Seminary Avenue
Towson, MD  21286              General Partner                 16.00%

Earl L. Linehan
120 Woodbrook Lane
Baltimore, MD  21212           General Partner                 16.00%

Roger C. Lipitz
3206 Caves Road
Owings Mills, MD  21117        General Partner                 16.00%

Arnold I. Richman
313 Garrison Forest Road
Owings Mills, MD  21117        General Partner                  8.00%

Edward A. Burchell
15620 Carroll Road
Monkton, MD  21111             General Partner                  8.00%

Stanard T. Klinefelter
Trustee f/b/o
Batza Children
201 N. Charles Street
Baltimore, MD  21201           Limited Partner                  9.00%

Stanard T. Klinefelter
Trustee f/b/o
Linehan Children
201 N. Charles Street
Baltimore, MD  21201           Limited Partner                  9.00%

David Cordish, Trustee
3401 Terrapin Road
Pikesville, MD  21208          Limited Partner                  9.00%

Gerald M. Richman and
Lawrence M. Katz, Trustees
1870 Autumn Frost Lane
Pikesville, MD  21208          Limited Partner                  4.50%

Barbara Madden, Trustee
1513 Bethlehem Avenue
Dundalk, MD  21222             Limited Partner                  4.50%


                                                     SCHEDULE 29.01


                          CONDITION OF PREMISES, ETC.


     A. All buildings, offices, and other structures owned or used by the Landlord and located on the Land and all plumbing, heating, electrical and mechanical systems therein, have been adequately and properly maintained and are in good operating condition and repair, free of defects which might impair their usefulness, and are adequate and sufficient for all current operations, except as set forth below:

                               No Exceptions


     B. Neither the Premises nor the use, occupancy, operation or maintenance thereof, or any substance on or condition thereon is in violation of any restrictive covenants, laws (including, without limitation any building, zoning, environmental, health, fire, safety or other ordinances, codes or regulations) in such manner as to interfere with the use and occupancy thereof in the ordinary course of business, and no notice from any governmental body or insurance underwriters or rating bureaus has been served upon the Landlord or the Premises claiming any violation of any such laws, ordinances, codes or regulations, requiring or calling attention to the need for any material work, repairs, construction, alterations or installation, or in connection with the Premises which has not been complied with, or establishing any material assessments for public improvements which could be a lien on any of the Properties if not paid when due or increasing the assessments on the Premises in any material way, except as set forth below:

                               No Exceptions